Exhibit 10.8

B G Staff Services Inc.

2012 BONUS AGREEMENT

For Debra R. Jackson

This 2012 Bonus Agreement (the “Bonus Agreement”) is entered into as of the day and year below written by and between B G Staff Services Inc. (“BG”) and Debra R. Jackson, residing at 409 Avalon Lane, Coppell, TX 75019 (“Employee”).

WHEREAS, BG desires to provide incentives to certain members of its leadership team in order to ensure outstanding service in the performance of their respective duties;

WHEREAS, BG has developed this Bonus methodology to provide such an incentive to certain leadership team members;

WHEREAS, Employee is a member of the leadership team, serving as the Chief Financial Officer of BG and its affiliated entities (“Company”) and

WHEREAS, BG desires Employee to be eligible to receive this Bonus in accordance with the terms and conditions of this Bonus Agreement.

NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, BG and Employee hereby agree as follows:

1.	Definitions.

The following words as used herein shall have the meaning set out opposite each such word:

(a)	Bonus: The bonus, is the product of Employee’s annual base salary for the Plan Year times the PMF. This bonus shall be prorated by dividing the number of weeks worked by the Employee during the Plan Year by 53.

(b)	Profit Modification Factor (“PMF”): This factor is determined by dividing the Actual EBITDA by the Budgeted EBITDA and using the matrix below.

Actual EBITDA as a Percentage of Budgeted EBITDA
At Least	But Less Than	PMF
0%	85%	0%
85%	95%	10%
95%	100%	25%
100%	110%	40%
110%	and up	55%

Note: If the Actual EBITDA is less than 85% of the Budgeted EBITDA, the Profit Modification Factor is zero and the Bonus will be zero.

(c)	Budgeted EBITDA: The amount of Budgeted EBITDA of the Company for the Plan Year which is $5,471,000.

(d)	Actual EBITDA: For the Plan Year, the consolidated net income of the Company, plus (i) interest expense of the Company plus (ii) federal and state income taxes of the Company plus (iii) all depreciation and amortization of capitalized cost of the Company plus (iv) actual closing costs expensed in an amount not to exceed $500,000 incurred by the Company in connection with the purchase of Extrinsic plus (v) the amount of the management fees expensed for Taglich Brothers, Inc., as determined by BG in accordance with generally accepted accounting principles and BG policy consistently applied.

(e)	Plan Year: The 53 week period beginning December 26, 2011 and ending on December 30, 2012.

2.	Administration. This Bonus Agreement and the payment of the Bonus, if any, shall be administered by BG. BG shall have the power to interpret the Bonus Agreement and make all other determinations necessary or desirable to administer the Bonus Agreement.

3.	Determination of Bonus

(a)	As soon as practicable after the completion of the audit of the Company’s financial statements for the Plan Year, BG shall determine the Bonus, if any, based on the Actual EBITDA for the Plan Year.

(b)	Except as BG may determine, in its discretion, in the event that, for any reason, Employee is not providing services for BG on a full-time basis in the capacity of Chief Financial Officer on the last day of the Plan Year, Employee shall, for no consideration, forfeit any right to receive the Bonus.

4.	Bonus Payment

(a)	The Bonus, if any, will be paid in one lump sum during 2013, within ten (10) days after the amount of the Bonus is determined pursuant to Section 3(a).

(b)	There shall be deducted from the Bonus any taxes required to be withheld by the federal or any state or local government and paid over to such government for the accounts of Employee.

5.	Amendment and Termination. BG, by action of its President or his designee, may suspend or terminate this Bonus Agreement, in whole or in part, at any time or may, from time to time, amend the Agreement in such respects as BG may deem advisable.

6.	General

(a)	The decision of BG on any questions concerning or involving the interpretation or administration of the Bonus Agreement shall be final and conclusive.

(b)	No officer or director of BG shall be liable for any act done or determination made in good faith on behalf of BG with respect to the administration of this Bonus Agreement.

(c)	This Bonus Agreement shall not be construed as giving Employee the right to remain in the position of Chief Financial Officer, nor shall it interfere with the right of BG to discharge or otherwise deal with Employee without regard to the existence of the Bonus Agreement. Further, this Bonus Agreement shall not be construed as giving Employee the right to remain employed by BG in any capacity.

(d)	No moneys or other property of BG, and no liability of BG hereunder, whether pending, accrued, determined or determinable in amount, shall be subject to any claim of any creditor of Employee, nor shall Employee have the power to pledge, encumber or assign the Bonus provided hereunder until actually paid.

(e)	The funds used to pay the Bonus hereunder shall be deemed to come from the general assets of BG, and this Bonus Agreement shall not be construed as establishing a separate fund, account or trust for the benefit of Employee. Any interest or rights of Employee under the Bonus Agreement shall be those of a general unsecured creditor of BG, and with respect to the creditors of BG, Employee shall not have any preferred claims on, or any beneficial ownership in, the assets of BG, including any assets in which BG may invest to aid in meeting its obligations under the Bonus Agreement.

(f)	Any provision of this Bonus Agreement prohibited by law shall be ineffective to the extent of such prohibition without invalidating the remaining provisions.

(g)	The Bonus Agreement shall be governed by the laws of the State of Texas and subject to part 7.014 of the Agreement.

Agreed to as of this 26th day of March, 2012.

Employee:

/s/ Debra R. Jackson
Debra R. Jackson

B G Staff Services Inc.

By:	/s/ L. Allen Baker, Jr.
Name: L. Allen Baker, Jr.
Title: President and CEO